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                                                                    EXHIBIT 10.8

                      AMENDMENT TO STOCK OPTION AGREEMENT


         THIS AGREEMENT amends the Stock Option Agreement dated as of the 1st day of January, 1994, by and between DAVID WHITE, INC., a Wisconsin corporation (the "Company"), and TONY L. MIHALOVICH (the "Optionee").

         WHEREAS, the Optionee and the Company entered into an Employment Agreement effective as of January 1, 1994 (the "Employment Agreement"); and

         WHEREAS, pursuant to the Employment Agreement the Company granted certain options to purchase shares of the Company's Common Stock to the Optionee; and

         WHEREAS, the Stock Option Agreement provides at paragraph 3 for the vesting of options at a rate of 25% per year from and after January 1, 1995; and

         WHEREAS, the Stock Option Agreement does not currently provide for the ability to exercise vested stock options on termination of the Optionee's employment other than by reason of disability, death or retirement or change in control; and

         WHEREAS, the Company and the Optionee have agreed that vested options should be able to be exercised in the event of a voluntary termination or a termination not for "Cause";

         NOW, THEREFORE, it is agreed as follows:

         1. Paragraph 5 of the Stock Option Agreement is hereby amended to read as follows:

                 "5. If the Optionee ceases to be an employee of the Company or any subsidiary as a result of a termination for "Cause", then the option shall terminate. If the Optionee ceases to be an employee of the Company or any subsidiary by reason of voluntary termination by the Optionee, termination by the Company not for "Cause", disability, death or retirement, then the option shall terminate six (6) months after the Optionee ceases to be an employee, but in no event beyond the "Option Period." A termination for "Cause" for this purpose shall be defined as a willful failure to deal fairly with the Company or its shareholders in a manner in which the Optionee has a material conflict of interest; a violation of criminal law, unless the Optionee shall have reasonable cause to believe that his conduct was lawful or no reasonable cause to believe that his conduct was unlawful; a transaction for which the Optionee derived an improper personal profit; or willful misconduct."

         2. All of the other terms and conditions of the Stock Option Agreement dated as of the 1st day of January, 1994, shall remain in full force and effect except as specifically amended above.

         IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed and





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delivered this 5th day of December, 1995.


                                        DAVID WHITE, INC.

                                        By:     Marshall A. Loewi
                                                ---------------------------
Attest:

By:      James L. Younk
         ------------------------

                                        OPTIONEE:
                                        Tony L. Mihalovich
                                        -------------------------------
                                        Tony L. Mihalovich


[CORPORATE SEAL]





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